Exhibit 23.3

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Alfacell Corporation:

We consent to the use of our report dated November 4, 2002, with respect to the balance sheet of Alfacell Corporation as of July 31, 2002, and the related statements of operations, stockholders' equity (deficiency), and cash flows for each of the years in the two-year period ended July 31, 2002, and the period from August 24, 1981 (date of inception) to July 31, 2002, incorporated herein by reference in the registration statement on Form S-8, which report is based in part on a report of other auditors.

Our report dated November 4, 2002 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has a working capital deficit and has limited liquid resources which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                        /s/ KPMG LLP

Short Hills, New Jersey
February 13, 2004


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